--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 8-K/A


               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):
                               January 15, 1999


                             INFOSEEK CORPORATION
                            ----------------------
          (Exact name of the Registrant as specified in its charter)



          Delaware                 000-25071               77-0494507
   ----------------------         -----------          ------------------
(State or other jurisdiction      (Commission           (I.R.S. Employer
     of incorporation)            File Number)         Identification No.)


                            1399 Moffett Park Drive
                          Sunnyvale, California 94089

                   (Address of Principal Executive Offices)
                                  (Zip Code)

      Registrant's telephone number, including area code: (408) 543-6000


                                Not Applicable
         ------------------------------------------------------------
         (Former name or former address, if changed since last report)


--------------------------------------------------------------------------------

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.

       The following financial statements and exhibits are filed as part of this report.

       (a) FINANCIAL STATEMENTS OF QUANDO, INC.:

          Included herein are the balance sheets of Quando, Inc. ("Quando") as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997.

                   QUANDO, INC. INDEX TO FINANCIAL STATEMENTS

Report of KPMG Peat Marwick LLP.........................................................      4

Quando, Inc. Balance Sheets as of December 31, 1997 and 1996 and September 30, 1998.....      5

Quando, Inc. Statements of Operations for the Years Ended December 31, 1995, 1996 and
  1997 and the Nine Months Ended September 30, 1997 and 1998............................      6

Quando, Inc. Statements of Shareholders' Equity (Deficit) for the Years Ended
  December 31, 1995, 1996 and 1997, and the Nine Months Ended September 30, 1998........      7

Quando, Inc. Statements of Cash Flows for the Years Ended December 31, 1995, 1996 and
  1997, and the Nine Months Ended September 30, 1997 and 1998...........................      8

Quando, Inc. Notes to Financial Statements..............................................      9

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Quando, Inc.:

We have audited the accompanying balance sheets of Quando, Inc. (the Company) as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quando, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 12 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 12. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

                                          /s/ KPMG Peat Marwick LLP

Portland Oregon
August 18, 1998

                                  QUANDO, INC.

                                 BALANCE SHEETS

                                                            December 31
                                                     -------------------------    September 30,
                                                         1996          1997           1998
                                                     -----------   -----------    -------------
                                                                                  (Unaudited)
                      ASSETS
                      ------
Current assets:
  Cash............................................   $     2,935   $    50,984    $    75,779
  Accounts receivable, net........................            --        29,241        101,190
  Other current assets............................            --            --          8,432
                                                     -----------   -----------    -----------
    Total current assets..........................         2,935        80,225        185,401
Property and equipment, net.......................        51,308        42,681         91,956
Other assets......................................         3,562         3,718          3,718
                                                     -----------   -----------    -----------
    Total assets..................................   $    57,805   $   126,624    $   281,075
                                                     ===========   ===========    ===========

     LIABILITIES AND SHAREHOLDERS' DEFICIT
     -------------------------------------
Current liabilities:
  Accounts payable and accrued expenses...........   $   202,405    $  260,908    $   159,396
  Shareholders' loans.............................        66,991        67,658         40,000
  Note payable....................................            --            --        360,000
                                                     -----------    ----------    -----------
    Total current liabilities.....................       269,396       328,566        559,396
Convertible debt..................................            --       247,000        447,000
                                                     -----------    ----------    -----------
    Total liabilities.............................       269,396       575,566      1,006,396
                                                     -----------    ----------    -----------
Shareholders' deficit:
  Preferred stock, no par value; 4,000,000 shares
   authorized:
    Series A convertible preferred stock; 300,000
     shares authorized; 300,000 shares issued and
     outstanding on December 31, 1996, December
     31, 1997 and September 30, 1998 (liquidation
     preference of $300,000)......................       295,575       295,575        295,575
    Series B convertible preferred stock; 880,000
     shares authorized; 691,232, 880,000 and
     880,000 shares issued and outstanding on
     December 31, 1996, December 31, 1997 and
     September 30, 1998, respectively
     (liquidation preference of $550,000).........       410,263       526,313        526,313
  Common stock, no par value; 15,000,000 shares
   authorized; 5,445,000, 4,445,000 and
   4,445,000 shares issued and outstanding on
   December 31, 1996, December 31, 1997 and
   September 30, 1998, respectively...............       160,000       160,000        160,000
  Additional paid-in capital......................             6             6          5,006
  Accumulated deficit.............................    (1,077,435)   (1,430,836)    (1,712,215)
                                                     -----------   -----------    -----------
    Total shareholders' deficit...................      (211,591)     (448,942)      (725,321)
                                                     -----------   -----------    -----------
    Total liabilities and shareholders' deficit...   $    57,805   $   126,624    $   281,075
                                                     ===========   ===========    ===========

                See accompanying notes to financial statements.

                                 QUANDO, INC.

                           STATEMENTS OF OPERATIONS

                                                                             Nine months ended
                                           Years ended December 31              September 30
                                      ---------------------------------   -----------------------
                                         1995        1996        1997        1997        1998
                                      ---------   ---------   ---------   ----------  -----------
                                                                          (Unaudited)  (Unaudited)
Revenues, net......................   $  71,186   $  33,182   $ 255,723   $ 147,450    $ 513,713
Cost of goods sold.................      32,212      19,373         654         600        5,349
                                      ---------   ---------   ---------   ---------    ---------
  Gross margin.....................      38,974      13,809     255,069     146,850      508,364
                                      ---------   ---------   ---------   ---------    ---------
Operating expenses:
  Research and development.........     127,273     115,782     161,339     112,828      413,260
  Sales and marketing..............         400       2,000      12,000       2,901          699
  General and administrative.......     361,156     326,103     418,850     291,167      316,759
                                      ---------   ---------   ---------   ---------    ---------
                                        488,829     443,885     592,189     406,896      730,718
                                      ---------   ---------   ---------   ---------    ---------
    Operating loss.................    (449,855)   (430,076)   (337,120)   (260,046)    (222,354)
Other income (expense):
  Interest expense.................      (5,737)    (14,897)    (26,151)    (18,424)     (61,410)
  Other income (expense), net......       1,232       2,226       9,870          --        2,385
  Loss on sale of fixed assets.....      (3,743)         --          --          --           --
                                      ---------   ---------   ---------   ---------    ---------
    Loss before provision for
     income taxes..................    (458,103)   (442,747)   (353,401)   (278,470)    (281,379)
Provision for income taxes.........          --          --          --          --           --
                                      ---------   ---------   ---------   ---------    ---------
  Net loss.........................   $(458,103)  $(442,747)  $(353,401)  $(278,470)   $(281,379)
                                      =========   =========   =========   =========    =========


                See accompanying notes to financial statements.

                                  QUANDO, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                         Preferred stock
                                ----------------------------------                                                       Total
                                     Series A           Series B          Common stock      Additional                shareholders'
                                ------------------  -----------------  -------------------   paid-in    Accumulated      equity
                                 Shares    Amount    Shares    Amount    Shares    Amount    capital      deficit       (deficit)
                                -------  ---------  -------  --------  ---------  --------  ----------  -----------   -------------
Balance, December 31, 1994....  125,000  $ 120,575       --  $     --  5,445,000  $160,000   $    5     $  (176,585)   $  103,995
Issuance of preferred stock...  175,000    175,000       --        --         --        --        1              --       175,001
Net loss......................       --         --       --        --         --        --       --        (458,103)     (458,103)
                                -------  ---------  -------  --------  ---------  --------   ------     -----------    ----------
Balance, December 31, 1995....  300,000    295,575       --        --  5,445,000   160,000        6        (634,688)     (179,107)
Issuance of preferred stock,
 net of offering costs........       --         --  691,232   410,263         --        --       --              --       410,263
Net loss......................       --         --       --        --         --        --       --        (442,747)     (442,747)
                                -------  ---------  -------  --------  ---------  --------   ------     -----------    ----------
Balance, December 31, 1996....  300,000    295,575  691,232   410,263  5,445,000   160,000        6      (1,077,435)     (211,591)
Issuance of preferred  stock,
 net of offering costs........       --         --  188,768   116,050         --        --       --              --       116,050
Recision of common stock......       --         --       --        -- (1,000,000)       --       --              --            --
Net loss......................       --         --       --        --         --        --       --        (353,401)     (353,401)
                                -------  ---------  -------  --------  ---------  --------   ------     -----------    ----------
Balance, December 31, 1997....  300,000    295,575  880,000   526,313  4,445,000   160,000        6      (1,430,836)     (448,942)
Issuance of warrants
 (unaudited)..................       --         --       --        --         --        --    5,000              --         5,000
Net loss (unaudited)..........       --         --       --        --         --        --       --        (281,379)     (281,379)
                                -------  ---------  -------  --------  ---------  --------   ------     -----------    ----------
Balance, September 30, 1998
 (unaudited)..................  300,000  $ 295,575  880,000  $526,313  4,445,000  $160,000   $5,006     $(1,712,215)   $ (725,321)
                                =======  =========  =======  ========  =========  ========   ======     ===========    ==========



                See accompanying notes to financial statements.

                                 QUANDO, INC.

                           STATEMENTS OF CASH FLOWS

                                                                                                  Nine months ended
                                                            Years ended December 31                  September 30
                                                     -------------------------------------     -------------------------
                                                       1995          1996          1997          1997           1998
                                                     ---------     ---------     ---------     -----------    ----------
                                                                                               (Unaudited)    (Unaudited)
Cash flows from operating activities:
  Net loss........................................   $(458,103)    $(442,747)    $(353,401)     $(278,470)     $(281,379)
  Adjustments to reconcile net loss to
   net cash used in operating activities:
    Depreciation and amortization.................      22,146        12,567        16,179         12,134         18,010
    Allowance for bad debts.......................          --            --         1,618             --             --
    Gain on forgiveness of accounts payable.......          --            --       (10,000)            --             --
    Loss on sale of fixed assets..................       3,743            --            --             --             --
    Changes in assets and liabilities:
      Accounts receivable.........................     (13,571)       26,909       (30,859)       (25,094)       (71,949)
      Inventory...................................      (4,376)       16,538            --             --             --
      Other assets................................       6,753             9          (156)          (156)        (8,432)
      Accounts payable and accrued expenses.......     135,237        15,702        68,503         51,715       (101,512)
      Other current liabilities...................      15,953       (15,953)           --             --             --
                                                     ---------     ---------     ---------      ---------      ---------
        Net cash used in operating activities.....    (292,218)     (386,975)     (308,116)      (239,871)      (445,262)
                                                     ---------     ---------     ---------      ---------      ---------
Cash flows from investing activities:
  Purchase of equipment...........................     (17,277)      (39,302)       (7,552)        (8,110)       (67,285)
  Proceeds from sale of equipment.................      36,182            --            --             --             --
                                                     ---------     ---------     ---------      ---------      ---------
        Net cash provided by (used in) investing
         activities...............................      18,905       (39,302)       (7,552)        (8,110)       (67,285)
                                                     ---------     ---------     ---------      ---------      ---------
Cash flows from financing activities:
  Proceeds from issuance of convertible debt......          --            --       240,000        140,000        200,000
  Proceeds (payments) from shareholder loans,
    net...........................................      51,364        15,627         7,667            668        (27,658)
  Proceeds from issuance of preferred stock, net..     175,000       410,263       116,050        125,592             --
  Proceeds from sale of warrants..................           1            --            --             --          5,000
  Proceeds from note payable......................          --            --            --             --        360,000
                                                     ---------     ---------     ---------      ---------      ---------
        Net cash provided by financing
          activities..............................     226,365       425,890       363,717        266,260        537,342
                                                     ---------     ---------     ---------      ---------      ---------
Increase (decrease) in cash.......................     (46,948)         (387)       48,049         18,279         24,795
Cash at beginning of year.........................      50,270         3,322         2,935          2,935         50,984
                                                     ---------     ---------     ---------      ---------      ---------
Cash at end of year...............................   $   3,322     $   2,935     $  50,984      $  21,214      $  75,779
                                                     =========     =========     =========      =========      =========
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest (including amounts paid to
   shareholders of $5,737, $14,897, $16,825,
   $12,197 and $7,684, respectively...............   $   5,737     $  14,897     $  26,151      $  12,188      $  11,487
  Income taxes....................................          --            --            --             --             --
Supplemental disclosures of non-cash financing
 activities:
  Convertible notes issued upon conversion of
   shareholder loans..............................   $      --     $      --     $   7,000      $      --      $      --

                See accompanying notes to financial statements.

                                  QUANDO, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

    Description of Business

    Quando, Inc. (Quando or the Company) was incorporated as an S Corporation on December 12, 1993 in the State of Oregon as Media Mosaic, Inc. (Media Mosaic or the Company). Media Mosaic developed and published "how to" CD-ROM's for several activities and hobbies. On October 10, 1994, Media Mosaic revoked its S Corporation election of tax status and began operating as a C Corporation. During 1994 and 1995, the Company's sales consisted entirely of CD-ROM sales.

    In 1996, due to lower than expected CD-ROM sales, Media Mosaic terminated its CD-ROM development and publishing business. In March 1996, the Company began developing custom event directory services for the Internet.

    Effective September 27, 1996, the Company changed its name from Media Mosaic, Inc. to Quando, Inc. and in March 1997, the Company began to sell its search and navigational services to customers. During 1997, the Company's sales consisted entirely of fees charged for search and navigational services and fees charged for custom engineering projects.

    Unaudited Quarterly Information

    The financial information included herein for the nine-month periods ended September 30, 1997 and 1998 is unaudited; however, such information reflects all adjustments consisting only of normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. The interim consolidated financial statements should be read in conjunction with the financial statements and the notes included in the financial statements. The results of operations for the interim period presented are not necessarily indicative of the results to be expected for the full year.

    Use of Estimates in the Preparation of Financial Statements

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    Revenue Recognition

    In 1995 and 1996, revenue resulted primarily from CD-ROM product sales. CD-ROM sales were recognized upon shipment. The Company generally provided for a right of return, however, due to the termination of this line of business in 1996, no sales reserve was considered necessary at December 31, 1996 or 1997.

                                  QUANDO, INC.

  In 1997, revenue results primarily from fees for (a) directory services and
  (b) engineering or other customization of directory services. Search and navigational service fees are recognized monthly as they are earned and custom engineering projects are recognized on a completed contract basis.

  Property and Equipment

  Property and equipment are stated at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets as follows: computers and software over three to five years, furniture and equipment over five to seven years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the life of the lease.

  Income Taxes

  The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences of events that have been included in the financial statements and tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

  Research and Development

  Expenditures for research and development are expensed as incurred.

  Capitalized Software

  Under Statement of Financial Accounting Standards No. 86, software development costs are to be capitalized beginning when a product's technological feasibility has been established and ending when a product is made available for general release to customers. The establishment of technological feasibility of the Company's products has occurred shortly before general release and, accordingly, no costs have been capitalized.

  Royalties

  Royalties are accrued based on certain product sales, pursuant to contractual agreements with developers of software products published by the Company.

  Accounts Receivable

  Accounts receivable are net of an allowance for doubtful accounts of $-0-and $1,618 at December 31, 1996 and 1997, respectively.

                                  QUANDO, INC.

    Intangible Assets

    Intangible assets, which represent capitalized packaging design fees, are amortized on a straight-line basis over the expected periods to be benefited. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the product sales. Due to the discontinuance of the associated product, the remaining capitalized packaging design fees of $16,937 were written off during 1995 and are included in cost of goods sold.

    Stock-Based Compensation

    The Company accounts for stock-based compensation using the Financial Accounting Standard Board's Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation. This statement permits a company to choose either a fair-value based method of accounting for its stock-based compensation arrangements or to comply with the current Accounting Principles Board Opinion 25 (APB Opinion 25) intrinsic-value-based method adding pro forma disclosures of net loss computed as if the fair-value-based method had been applied in the financial statements. The Company applies SFAS No. 123 by retaining the APB Opinion 25 method of accounting for stock-based compensation for employees with annual pro forma disclosures of net loss. Stock-based compensation for non-employees is accounted for using the fair-value-based method.

    Advertising

    The Company expenses the costs of advertising when the costs are incurred. Advertising expense was approximately $12,000, $2,000 and $400 for the years ended December 31, 1995, 1996 and 1997, respectively.

(2) Property and Equipment, Net

    Property and equipment consists of the following at December 31:

                                                                 1996    1997
                                                               -------- -------
     Leasehold improvements................................... $  3,212 $ 3,212
     Software.................................................   33,526  33,526
     Furniture and fixtures...................................    6,792   7,152
     Equipment................................................    1,371   1,435
     Computer equipment.......................................   29,245  36,373
                                                               -------- -------
                                                                 74,146  81,698
                                                               -------- -------
     Less accumulated depreciation and amortization...........   22,838  39,017
                                                               -------- -------
                                                               $ 51,308 $42,681
                                                               ======== =======

                                  QUANDO, INC.

(3) Income Taxes

    The Company incurred a loss for both financial reporting and tax return purposes and, as such, there was no current or deferred tax provision for the years 1995, 1996 and 1997.

    The difference between the expected tax expense, computed by applying the federal statutory rate of 34% to loss before taxes, and the actual tax expense of $-0- is primarily due to the increase in the valuation allowance for deferred tax assets.

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liability at December 31 are approximately as follows:

                                                             1996        1997
                                                           --------    --------
     Deferred tax assets:
       Federal and state operating loss carryforwards..... $334,000    $492,000
       Research and experimentation credits...............   18,000      33,000
       Other..............................................   27,000       2,000
                                                           --------    --------
         Total gross deferred tax assets..................  379,000     527,000
     Less valuation allowance............................. (379,000)   (524,000)
                                                           --------    --------
         Net deferred tax assets..........................       --       3,000
     Deferred tax liability:
       Property and equipment, due to differences in
        depreciation......................................       --       3,000
                                                           --------    --------
                                                           $     --    $     --
                                                           ========    ========

    The total valuation allowance for deferred tax assets as of December 31, 1995, 1996 and 1997 was $207,000, $379,000 and $524,000, respectively. The net change in the total valuation allowance for the years ended December 31, 1995, 1996 and 1997 was an increase of $192,000, $172,000 and $145,000, respectively.

    At December 31, 1997, the Company has federal and state net operating loss and research and experimentation credit carryforwards of approximately $1,280,000 and $40,000, respectively. These carryforwards will expire between 2000 and 2012 if not used by the Company to reduce income taxes payable in future periods. These carryforwards will be subject to further limitations upon closing of the proposed transaction discussed in note 12.

(4) Shareholders' Equity

    Recision of Common Stock

    On February 25, 1997, the two founders surrendered a total of 1,000,000 shares of common stock to the Company in exchange for no consideration. As the Company has no par common stock, there are no statement of operations or balance sheet effects due to this transaction.

                                  QUANDO, INC.

  Series A and Series B Preferred Stock

  The Series A preferred stock has no stated value per share and a liquidation preference over the holders of common stock of an amount per share equal to $1.00 (the original issue price) plus all declared but unpaid dividends. The Series B preferred stock has no stated value per share and a liquidation preference over the holders of common stock of an amount per share equal to $.625 (the original issue price) plus all declared but unpaid dividends. No dividend declarations have been made for Series A or Series B preferred stock as of December 31, 1995, 1996 and 1997.

  Each share is convertible into common stock at any time at the option of the holder. The initial conversion ratio for both Series A and Series B preferred stock is one-to-one, but this ratio is subject to modification under the Company's Articles of Incorporation in the event of certain dilutive issuance of securities, stock splits, stock dividends, stock distributions or other common stock equivalent distributions. Automatic conversion to common stock at the then effective conversion rate will occur upon the closing of the issuance of shares following an effective registration statement under the Securities Act of 1933, in which the aggregate price to the public is at least $7,500,000 and in which the public offering price per share of common stock equals or exceeds $4.00.

  The holders of each share of Series A preferred stock and Series B preferred stock has the right to the number of votes to which they would be entitled if the shares were converted to common stock. The Series A preferred stock, Series B preferred stock and the common stock vote together, not as separate classes. The Company has reserved 300,000 shares of the Company's common stock for the conversion of Series A preferred stock and 880,000 shares of common stock for the conversion of Series B preferred stock.

  Shareholders' Agreement

  The Company and its shareholders have entered into agreements that include restrictions on the transfer of the Company's common stock. Except for expressly provided exceptions, no shareholder is allowed to transfer ownership of stock without the shares being first offered for sale to the Company.

  Warrants

  The Company issued warrants to purchase 300,000 shares of the Company's common stock in 1994 and 1995 in conjunction with the sale of the Series A preferred stock. The warrants were issued with an exercise price of $.10 per share and initially expired three years from the date of grant. On November 1, 1997, the Company extended the term of these warrants from three to five years from the date of grant.

                                  QUANDO, INC.

    On July 15, 1996, the Company granted a warrant to purchase 47,727 shares of the Company's common stock to a related party at an exercise price of $.55 per share. This warrant was issued in connection with an equipment lease.

    On December 1, 1997, the Company issued 16,000 warrants with an exercise price of $.625 per share to a creditor.

(5) 1994 Stock Incentive Plan

    In 1994, the Company adopted an incentive stock option plan (the Plan) whereby a total of 1,000,000 shares of common stock have been reserved for the grant of stock options to selected employees, officers, directors, consultants and advisors. Options granted pursuant to the Plan may be either incentive stock options as defined in Section 442A of the Internal Revenue Code of 1986, as amended, or non-qualified stock options, at the discretion of the Board. Additionally, the aggregate fair market value (determined at the time the options are granted) of common stock which the incentive stock options are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

    Under the Plan, options generally vest ratably over three to five years. Options granted under the Plan must be exercised within three months of the optionee's termination of employment and within ten years of the date of the grant. Option prices are generally not less than the fair market value of the shares at the date of grant. At the time of the exercise of the option, all optionee's must grant the Company or its designee a right of first refusal with respect to all transfers.

    The Company has elected to account for its stock-based compensation plans under APB Opinion 25; however, the Company has computed, for proforma disclosure purposes, the value of all options granted during 1995, 1996 and 1997 using the minimum value option-pricing model as prescribed by SFAS 123 using the following assumptions used for grants:

                                                     1995     1996     1997
                                                    -------  -------  -------
     Risk-free interest rate.......................    6.00%    6.25%    6.50%
     Expected dividend yield....................... $    --  $    --  $    --
     Expected lives................................ 5 years  5 years  5 years
     Weighted average grant date fair value per
      option....................................... $   .10  $  .141  $   .15

    If the Company had accounted for these options in accordance with SFAS 123, the Company's net loss for the years ended December 31 would have increased to the following pro forma amounts:

                                                  1995       1996       1997
                                                ---------  ---------  ---------
     Net loss:
       As reported............................. $(458,103) $(442,747) $(353,401)
       Proforma................................  (458,517)  (445,212)  (356,786)

                                  QUANDO, INC.

    A summary of the status of the Company's Plan at December 31, 1997 and changes during the three-year period then ended is presented in the following table:

                                                                Weighted average
                                                        Options  exercise price
                                                        ------- ----------------
     Outstanding December 31, 1994.....................   5,000      $ .10
       Granted......................................... 202,550        .10
       Exercised.......................................      --         --
       Canceled........................................ 100,000        .10
                                                        -------      -----
     Outstanding December 31, 1995..................... 107,550        .10
       Granted......................................... 266,003       .141
       Exercised.......................................      --         --
       Canceled........................................  25,200        .10
                                                        -------      -----
     Outstanding December 31, 1996..................... 348,353       .131
       Granted......................................... 210,243       .150
       Exercised.......................................      --         --
       Canceled........................................ 103,650       .126
                                                        -------      -----
     Outstanding December 31, 1997..................... 454,946      $.141
                                                        =======      =====

    The outstanding stock options have a weighted average remaining contractual life of 5.9 years. At December 31, 1997, a total of 174,421 incentive and non-qualified stock options were exercisable at a weighted average exercise price of $.13 share and with a weighted average remaining contractual life in years of 5.5.

(6) Convertible Promissory Notes

    In 1997, the Company issued $247,000 in convertible subordinated promissory notes (the Notes). The Notes are due on January 1, 2000 through April 1, 2000 and bear interest at 10% to 12% per annum. Prior to January 1, 2000, the Notes are convertible into common stock at a price per share of the next equity financing by the Company or, if there is no equity financing before January 1, 2000, at $.625 per share of common stock.

(7) Commitments and Contingencies

    Leases

    The Company leases equipment and office space under non-cancelable operating leases which expire at various dates through 2000.

    Future minimum lease payments under operating leases are as follows:

     Year ending December 31:
       1998........................................................... $ 50,692
       1999...........................................................   46,800
       2000...........................................................   42,900
                                                                       --------
         Total minimum lease payments................................. $140,392
                                                                       ========

                                  QUANDO, INC.

     Lease expense totaled $63,114, $70,765 and $80,397 in 1995, 1996 and 1997, respectively. (See note 10)

(8)  Legal Proceedings

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

(9)  Customer Information

     The Company had five, four and five significant customers in 1995, 1996 and 1997, respectively, that each account for greater than 10% of the Company's revenues. These customers accounted for 100% and 79% of the Company's accounts receivable at December 31, 1996 and 1997, respectively.

(10) Related Party Transaction

     In December 1994, the Company entered into a sales leaseback transaction with a related party, which includes two Series A preferred shareholders and one of the Company's founders and officers. The total payments under this lease agreement totaled $40,040, $49,991 and $40,643 in 1995, 1996 and 1997, respectively.

     The shareholders of the Company have made several loans to the Company. At December 31, 1995, 1996 and 1997, the shareholder loan balances outstanding totaled $51,364, $66,991 and $74,658, respectively. These loans have an average interest rate of 22%, 22% and 24% during 1995, 1996 and 1997, respectively and interest expense totaled $5,737, $14,897 and $16,825 in each year, respectively.

(11) Risk of Technological Change

     Contingencies and Factors That Could Affect Future Results

     A substantial portion of the Company's revenues each year are generated from the development and rapid release to market of Internet products and services that are newly introduced during the year. In the extremely competitive industry environment in which the Company operates, such product generation, development and marketing processes are uncertain and complex, requiring accurate prediction of market trends and demand as well as successful management of various development risks inherent in such products. Additionally, the Internet market is emerging and many companies are introducing new Internet products and services. In light of these dependencies, it is possible that failure to successfully manage a significant product introduction or failure of certain key suppliers to deliver as needed could have a severe near-term impact on the Company's growth and results of operations.

                                  QUANDO, INC.

(12) Transactions Subsequent to December 31, 1997

     During the six month period ended June 30, 1998, the Company issued $200,000 in convertible subordinated promissory notes (the 1998 Notes). The 1998 Notes are due on April 1, 2000 and bear interest at 10% per annum. Prior to January 1, 2000, the 1998 Notes are convertible into common stock at a price per share of the next equity financing by the Company, or if there is no equity financing before January 1, 2000, at $.625 per share of common stock.

     The Company issued warrants to purchase 592,000 shares of the Company's common stock in 1998 in conjunction with the issuance of the 1998 notes. The warrants were issued with an exercise price of $.0001 per share and expire five years from the date of grant.

     On July 13, 1998, two of the Company's Series A preferred stock shareholders exercised warrants to purchase a total of 50,000 shares of common stock at $.01 per share.

     On July 24, 1998, the Company entered into an Agreement and Plan of Reorganization (the Agreement) with Steelhead Acquisition Corp., a wholly-owned subsidiary of Infoseek Corporation (Infoseek). Pursuant to the Agreement, among other things, all the issued and outstanding shares of the Company shall be converted into the right to receive shares of the common stock of Infoseek. Commensurate with the closing, all outstanding preferred stock will be converted in accordance with the respective preferred stock conversion ratios. Additionally, all outstanding options under the Company's 1994 stock option plan, whether vested or unvested, will be assumed by Infoseek.

     Effective upon the signing of the Agreement, Infoseek loaned the Company $360,000 in the form of a promissory note. The Company used the proceeds from this note to pay down their outstanding accounts payable and accrued liabilities. All principal and accumulated interest on this note shall be due and payable on March 31, 1999. This note is secured by the Company's assets and bears interest at a rate of 6% annually.

     This acquisition is expected to provide the Company with the additional financial resources to continue operations. If the acquisition is not completed, there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

       (b) INFOSEEK CORPORATION UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial information for Infoseek Corporation, a Delaware corporation ("Infoseek"), consists of the Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1997, and for the nine months ended September 30, 1998 and the Unaudited Pro Forma Combined Condensed Balance Sheet as of September 30, 1998. These pro forma financial statements give effect to Infoseek's acquisition of Starwave Corporation ("Starwave") through a merger and exchange of 25,952,681 shares on November 18, 1998. The Company also reserved 2,205,316 shares of Common Stock in connection with outstanding Stock Options of Starwave to be assumed by the Company. In addition, the pro forma financial statements give effect to The Walt Disney Company's ("Disney's") purchase of an additional 2,642,000 unregistered shares of Infoseek common stock and a warrant, subject to vesting, to purchase an additional 15,720,000 unregistered shares of Infoseek common stock in exchange for approximately $70.0 million in cash and $139.0 million in a five-year promissory note. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 reflect these transactions as if they had taken place on January 1, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to these transactions as if they had taken place on September 30, 1998.

On July 24, 1998, Infoseek entered into a merger agreement to acquire Quando, Inc. ("Quando"), in exchange for approximately $17.0 million, subject to adjustment, in shares of Infoseek's Common Stock. The transaction was completed on January 15, 1999. In accordance with the merger agreement, Infoseek issued 396,591 shares of Infoseek Common Stock for all outstanding Quando shares. Infoseek also reserved approximately 26,000 shares of Infoseek Common Stock for Quando stock options assumed by Infoseek. The fair value of Infoseek's shares and options issued was approximately $17.0 million. In addition, Infoseek incurred direct acquisition costs of approximately $1.5 million, which was included in the purchase price of Quando. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 reflect this transaction as if it had taken place on January 1, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the Quando acquisition as if it had taken place on September 30, 1998.

The Unaudited Pro Forma Combined Condensed Statements of Operations combine Infoseek's historical results of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 with Starwave's historical results for the year ended December 31, 1997 and the nine months ended October 4, 1998 and Quando's historical results of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. In addition, the Unaudited Pro Forma Combined Condensed Statements of Operations include the impact of certain related agreements which become effective with the mergers described above. These agreements are described more fully in the notes to the Unaudited Pro Forma Combined Condensed Financial Statements. The pro forma financial statements are not necessarily indicative of what the actual financial results would have been had the transactions taken place on January 1, 1997 or September 30, 1998 and do not purport to indicate the results of future operations.

The Starwave merger and Quando acquistion were accounted for using the purchase method of accounting. The pro forma financial statements have been prepared on the basis of assumptions described in the notes thereto.

In connection with the Starwave merger, Infoseek recorded $45.2 million in goodwill, developed technology and assembled workforce intangibles which will be amortized over a two year period. The Company also recorded $178.5 million relating to the fair value of the joint ventures acquired which will be amortized on a straight-line basis over a ten year period. As of September 30, 1998, the estimated amount of goodwill is $656.3 million which is to be amortized on a straight-line basis over a ten year period. Infoseek also incurred write-offs related to in-process research and development of $72.6 million in the quarter ended January 2, 1999. In connection with the Quando acquisition, Infoseek recorded approximately $8.7 million in developed technology and assembled workforce intangibles which will be amortized on a straight-line basis over a two year period. As of September 30, 1998, the estimated amount of goodwill is $9.7 million which is to be amortized on a straight-line basis over a ten year period. Infoseek also incurred in-process research and development write-offs of $4.3 million in the quarter ended April 3, 1999. The Unaudited Pro Forma Combined Condensed Balance Sheet includes the effect of the write-offs related to in-process research and development; however, the Unaudited Pro Forma Combined Condensed Statements of Operations do not reflect these charges. The charges related to the Starwave in-process research and development was reflected in Infoseek's consolidated financial statements for the period ending January 2, 1999. The charges related to the Quando in-process research and development will be reflected in Infoseek's consolidated financial statements for the period ending April 3, 1999. In addition, Infoseek expects to incur costs of integration estimated at up to $7.0 million of which $1.4 of costs were included in the results of operations of Infoseek for the nine months ended September 30, 1998. The pro forma financial statements do not include the remaining costs of integration of up to $5.6 million, as these costs will affect future operations and do not qualify as liabilities in connection with a purchase business combination under EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

The unaudited pro forma combined condensed financial statements should be read in conjunction with the related notes included in this document and the audited consolidated financial statements and notes of Infoseek, and the audited financial statements and notes of Starwave and Quando.

                             Infoseek Corporation
        Unaudited Pro Forma Combined Condensed Statement of Operations

                      For the Year Ended December 31, 1997
                     (In thousands, except per share data)

                                Infoseek         Starwave         Quando         Pro Forma
                                 Actual           Actual          Actual        Adjustments          Total
                                ---------        ---------       ---------      -----------        ----------
Revenues.................       $  35,082        $   5,811       $     256        $  16,368 (3)    $   57,517
Costs and expenses:
  Hosting, content and
   website costs(10).....           6,319            7,667               1           13,790 (3)        26,398
                                                                                      2,455 (3)
                                                                                     (3,834)(4)
  Amortization of
   intangibles related to
   hosting, content and
   website costs.........              --               --              --           34,866 (8)        39,037
                                                                                      4,171 (18)
  Research and
   development...........           7,900            1,840             161              995 (8)        10,939
                                                                                         43 (18)
  Sales and marketing....          34,320            1,598              12            2,907 (8)        75,674
                                                                                      3,834 (4)
                                                                                     33,000 (11)
                                                                                          3 (18)
  General and
   administrative........           7,042            3,188             419            1,683 (8)        12,445
                                                                                        113 (18)
  Goodwill amortization..              --               --              --           65,625 (8)        70,470
                                                                                      4,845 (18)
  Restructuring and other
   charges...............           7,349               --              --               --             7,349
                                ---------        ---------       ---------      -----------        ----------
Total costs and
 expenses................          62,930           14,293             593          164,496           242,312
                                ---------        ---------       ---------      -----------        ----------
Operating loss...........         (27,848)          (8,482)           (337)        (148,128)         (184,795)
Loss from Joint
 Ventures................              --          (10,932)             --              (74)(3)       (11,006)
Other income (expense),
 net.....................           1,286           (1,111)            (16)              --               159
                                ---------        ---------       ---------      -----------        ----------
Net loss.................       $ (26,562)       $ (20,525)      $    (353)     $  (148,202)       $ (195,642)
                                =========        =========       =========      ===========        ==========
Basic and diluted net
 loss per share..........       $   (1.00)                                                         $    (3.38)
Shares used in computing
 basic and diluted net
 loss per share..........          26,627                                            31,177            57,804


   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                             Infoseek Corporation
         Unaudited Pro Forma Combined Condensed Statement of Operations

                  For the Nine Months Ended September 30, 1998
                     (In thousands, except per share data)

                                Infoseek         Starwave         Quando         Pro Forma
                                 Actual           Actual          Actual        Adjustments          Total
                                ---------        ---------       ---------      -----------        ----------
Revenues..................      $  50,715        $  4,348        $     514      $    21,626 (3)    $   77,203
Costs and expenses:
  Hosting, content and
   website costs (10).....          7,956           2,661                5           18,220 (3)        30,756
                                                                                      3,244 (3)
                                                                                     (1,330)(4)
  Amortization of
   intangibles related to
   hosting, content and
   website costs..........             --              --               --           24,601 (8)        29,278
                                                                                      1,549 (8)
                                                                                      3,128 (18)
  Research and
   development............          7,432             990              413              746 (8)         9,613
                                                                                         32 (18)
  Sales and marketing.....         35,144              85                1            2,180 (8)        63,492
                                                                                      1,330 (4)
                                                                                     24,750 (11)
                                                                                          2 (18)
  General and
   administrative.........          7,876           2,111              317            1,262 (8)        11,651
                                                                                         85 (18)
  Goodwill amortization...             --              --               --           49,219 (8)        52,853
                                                                                     3,634 (18)
                                ---------        ---------       ---------      -----------        ----------
  Total operating
   expenses...............         58,408            5,847             736          132,652           197,643
                                ---------        ---------       ---------      -----------        ----------
Operating loss............         (7,693)          (1,499)           (222)        (111,026)         (120,440)
Loss from Joint Ventures..             --          (11,436)             --             (284)(3)       (11,720)
Interest income (expense),
 net......................          1,999              462             (59)              --             2,402
                                ---------        ---------       ---------      -----------        ----------
Net loss..................      $  (5,694)       $ (12,473)      $    (281)     $  (111,310)       $ (129,758)
                                =========        =========       =========      ===========        ==========
Basic and diluted net loss
 per share................      $   (0.19)                                                         $    (2.10)
Shares used in computing
 basic and diluted net
 loss per share...........         30,512                                            31,177            61,689

   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

   Infoseek Corporation Unaudited Pro Forma Combined Condensed Balance Sheet

                            As of September 30, 1998
                                 (In thousands)

                                Infoseek         Starwave         Quando         Pro Forma
                                 Actual           Actual          Actual        Adjustments          Total
                                ---------        ---------       ---------      -----------        ----------
Assets
Current assets:
  Cash and cash
   equivalents..........        $   6,801        $   1,415       $      76      $    70,013 (2)    $   78,305
  Short-term
   investments..........           47,740               --              --               --            47,740
  Accounts receivable,
   net..................            7,619            1,072             101               --             8,792
  Receivables from
   related parties......               --              516              --               --               516
  Prepaid to service
   providers............            5,838               --              --               --             5,838
  Other current assets..              998              803               8               --             1,809
                                ---------        ---------       ---------      -----------        ----------
    Total current
      assets.............          68,996            3,806             185           70,013           143,000
Property and equipment,
 net....................           15,177            4,629              92               --            19,898
Developed technology....               --               --              --           29,900 (1)        38,242
                                                                                      8,342 (13)
Assembled workforce.....               --               --              --           15,300 (1)        15,618
                                                                                        318 (13)
Direct acquisition
 costs..................            2,825               --              --               --             2,825
Deposits and other
 assets.................            3,315               --               4               --             3,319
Goodwill................               --               --              --          656,250 (1)       665,940
                                                                                      9,690 (13)
Joint Venture
 relationships..........               --            7,377              --          178,500 (1)       185,877
                                ---------        ---------       ---------      -----------        ----------
    Total assets........        $  90,313        $  15,812       $     281      $   968,313        $1,074,719
                                =========        =========       =========      ===========        ==========
Liabilities and
 Stockholders' Equity
Current liabilities:
  Accounts payable......        $   6,717        $   1,816       $     159      $        --        $    8,692
  Accrued payroll and
   related expenses.....            2,191            3,365              --               --             5,556
  Accrued liabilities to
   service providers....            1,558               --              --               --             1,558
  Other accrued
   liabilities..........            2,418              663              --           22,000 (5)        26,581
                                                                                      1,500 (14)
  Due to affiliates.....               --            1,023              --               --             1,023
  Deferred revenue......            4,789               60              --               --             4,849
  Short-term
   obligations..........            2,942               --             400               --             3,342
                                ---------        ---------       ---------      -----------        ----------
    Total current
     liabilities........          20,615             6,927             559           23,500            51,601
Deferred tax liability..              --                --              --           41,601 (9)        45,065
                                                                                      3,464 (19)
Long-term obligations...           2,981                --             447               --             3,428
Stockholders' equity:
  Convertible preferred
   stock................              --                --             822             (822)(15)           --
  Common stock..........         121,292           128,173             165          978,674 (6)     1,245,139
                                                                                     16,835 (16)
  Accumulated deficit...         (53,724)         (115,689)         (1,712)          43,089 (7)      (130,663)
                                                                                     (2,627)(17)
  Deferred
   compensation.........            (717)           (3,599)             --            3,599 (12)         (717)
  Notes receivable from
   stockholders.........            (134)               --              --         (139,000)(2)      (139,134)
                                ---------        ---------       ---------      -----------        ----------
    Total stockholders'
     equity.............           66,717            8,885            (725)         899,748           974,625
                                ---------        ---------       ---------      -----------        ----------
    Total liabilities
     and stockholders'
     equity.............        $  90,313        $  15,812       $     281      $   968,313        $1,074,719
                                =========        =========       =========      ===========        ==========

   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                            INFOSEEK CORPORATION
              NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                            FINANCIAL STATEMENTS

For the Year Ended December 31, 1997 and For the Nine Months Ended September 30, 1998

The pro forma financial statements give effect to Infoseek's acquisition of Starwave through a merger and exchange of shares. Disney purchased an additional 2,642,000 unregistered shares of Infoseek common stock and a warrant, subject to vesting, to purchase an additional 15,720,000 unregistered shares of Infoseek common stock in exchange for approximately $70.0 million in cash and a $139.0 million five-year promissory note. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 reflect these transactions as if they had taken place on January 1, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet give effect to these transactions as if they had taken place on September 30, 1998.

In addition, the Unaudited Pro Forma Combined Condensed Statements of Operations include the effect of certain related agreements that became effective upon consummation of the merger described above. Under certain representation agreements, Starwave contracted for, and has exclusive rights to sell, all advertising and other related items of Infoseek's joint venture with ESPN (the "ESPN Joint Venture") and Infoseek's joint venture with ABCNews (the "ABCNews Joint Venture")(collectively, the "Joint Ventures"). Starwave guarantees its performance through minimum revenue commitments and is at risk if its subsequent collection of the related receivables is insufficient to cover such commitments. These representation agreements will result in Starwave recognizing revenue for the sale of the advertising and of related items and a corresponding representation fee for amounts due to the Joint Ventures. In addition, under a five year promotional services agreement, Infoseek has committed to spend $165.0 million to promote GO Network. These costs are reflected, on a straight-line basis, in the pro forma combined condensed statements of operations as increased sales and marketing expenses.

On July 24, 1998, Infoseek entered into a merger agreement to acquire Quando, Inc. ("Quando"), in exchange for approximately $17.0 million, subject to adjustment, in shares of Infoseek's Common Stock. The transaction was completed on January 15, 1999. In accordance with the merger agreement, Infoseek issued 396,591 shares of Infoseek Common Stock for all outstanding Quando shares. Infoseek also reserved 26,000 shares of Infoseek Common Stock for Quando stock options assumed by Infoseek. The fair value of Infoseek's shares and options issued was approximately $17.0 million. In addition, Infoseek incurred direct acquisition costs of approximately $1.5 million, which was included in the purchase price of Quando.

The Starwave merger was accounted for using the purchase method of accounting. The pro forma financial statements have been prepared on the basis of assumptions described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Starwave based on actual fair value. The Quando acquisition was also accounted for using the purchase method of accounting. The unaudited pro forma combined condensed financial statements have been prepared on the basis of assumptions described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Quando based on actual fair value. In the opinion of Infoseek's management, all adjustments necessary to present fairly such unaudited pro forma

                            INFOSEEK CORPORATION
              NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                     FINANCIAL STATEMENTS - (Continued)

combined condensed financial statements have been made on the proposed terms and structure of the Starwave merger and the Quando merger.

In connection with the Starwave merger, Infoseek recorded $45.2 million in goodwill, developed technology and assembled workforce intangibles which will be amortized over a two year period. The Company also recorded $178.5 million relating to the fair value of the joint ventures acquired which will be amortized on a straight-line basis over a ten year period. As of September 30, 1998, the estimated amount of goodwill is $656.3 million which is to be amortized on a straight-line basis over a ten year period. Infoseek also incurred write-offs related to in-process research and development of $72.6 million in the quarter ended January 2, 1999. In connection with the Quando acquisition, Infoseek recorded approximately $3.7 million in developed technology and assembled workforce intangibles which will be amortized on a straight-line basis over a two year period. As of September 30, 1998, the estimated amount of goodwill is $9.7 million which is to be amortized on a straight-line basis over a ten year period. Infoseek also incurred in-process research and development write-offs of $4.3 million in the quarter ended April 3, 1999. The Unaudited Pro Forma Combined Condensed Balance Sheet includes the effect of the write-offs related to in-process research and development; however, the Unaudited Pro Forma Combined Condensed Statements of Operations do not reflect these charges. The charges related to in-process research and development will be reflected in Infoseek's consolidated financial statements in the period when the Starwave merger and the Quando merger are consummated. In addition, Infoseek expects to incur costs of integration estimated at up to $7.0 million, of which $1.4 million was included in the results of operations for the nine months ended September 30, 1998. The pro forma financial statements do not include the remaining costs of integration of up to $5.6 million as they will affect future operations.

The unaudited pro forma combined condensed financial statements are not necessarily indicative of what the actual financial results would have been had the transactions taken place on January 1, 1997 or September 30, 1998 and do not purport to indicate the results of future operations.

The unaudited pro forma combined condensed financial statements give effect to the following pro forma adjustments:

1. In accordance with the reorganization agreement for the Starwave merger:

   . Infoseek California became a wholly-owned subsidiary of Infoseek, and all outstanding shares of its common stock were converted into shares of the common stock of Infoseek at the rate of one share of Infoseek Common Stock for each share of Infoseek California Common Stock,

   . Starwave became a wholly-owned subsidiary of Infoseek, and all outstanding shares of its Common Stock were converted into shares of Common Stock of Infoseek.

The Starwave merger was accounted for using the purchase method of accounting. The purchase price was based on $32.42 per share, which is the average of the market price before and immediately after the announcement of the Starwave merger.

The purchase price was determined as follows:

                                            Starwave    Infoseek    Fair Value
                                             Shares      Shares   (in thousands)
                                           ----------- ---------- --------------
   Shares.................................  97,875,056 25,932,681 $      840,738
   Stock Options..........................   8,323,301  2,205,316         57,096
                                           ----------- ---------- --------------
     Totals............................... 106,198,357 28,137,997 $      897,834
                                           =========== ========== ==============

The Starwave shares were first converted to Infoseek equivalent shares by taking the number of Starwave shares divided by the exchange ratio of approximately 0.26 Starwave shares for each Infoseek share.

The fair value of "shares" was calculated by taking the fair value of the stock ($32.42 per share) times the number of Infoseek shares acquired.

                             INFOSEEK CORPORATION
                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       FINANCIAL STATEMENTS--(Continued)

With respect to stock options exchanged as part of the Starwave merger, all vested Starwave options exchanged for vested Infoseek options are included as part of the purchase price based on their fair value. Any unvested Starwave options issued in exchange for unvested Infoseek options are also included as part of the purchase price based on their fair value.

The fair value of the stock was calculated by taking the options to purchase Infoseek shares (2,205,316 options) times the fair value of the stock ($32.42 per share) less the proceeds which will be received from the optionholder upon exercise (approximately $14.4 million).

The unaudited pro forma combined condensed financial statements have been prepared on the basis of assumptions described in the notes thereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Starwave based on their actual fair value. Below is a table of the actual acquisition cost, purchase price allocation and annual amortization of the intangible assets acquired. The historical net book value of Starwave and the goodwill presented are as of September 30, 1998 and were updated to $6.6 million and $658.6 million, respectively, upon the closing of the acquisition on November 18, 1998 (in thousands):

                                                                    Annual
                                                   Amortization  Amortization
                                                       Life     of Intangibles
                                                   ------------ --------------
   Estimated Acquisition Cost
     Estimated purchase price........... $897,834
     Acquisition expenses...............   22,000
                                         --------
       Total estimated acquisition
        cost............................ $919,834
                                         ========
   Purchase Price Allocation
     Historical net book value of
      Starwave at September 30, 1998.... $  8,885
     Intangible assets acquired:
     Joint Venture relationships (ESPN
      Joint Venture and ABCNews Joint
      Venture)..........................  178,500       10         $ 17,850
     Developed technology...............   29,900        2           14,950
     Assembled workforce................   15,300        2            7,650
     In-process technology..............   72,600
     Goodwill...........................  656,250       10           65,625
     Deferred tax liability.............  (41,601)
                                         --------
       Total............................ $919,834
                                         ========

Tangible assets of Starwave acquired in the Starwave merger principally include cash, fixed assets and investments in the affiliates (i.e., the Joint Ventures). Liabilities of Starwave assumed in the Starwave merger principally include accounts payable, accrued payroll and other current liabilities.

To determine the value of the developed technology and the investment in the Joint Ventures, the expected future cash flow attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of the technology. The analysis resulted in a valuation of approximately $29.9 million for developed technology which had reached technological feasibility and therefore was capitalizable. The developed technology is being amortized on a straight line basis over a two year period. The fair value of the Joint Venture relationships was determined to be

                             INFOSEEK CORPORATION
                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       FINANCIAL STATEMENTS--(Continued)

$178.5 million, which is being amortized on a straight line basis over the life of the Joint Venture agreements (10 years).

The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. The analysis determined a valuation of approximately $15.3 million for the assembled workforce. The asset is being amortized on a straight-line basis over a two year period.

The goodwill allocation as of September 30, 1998 is estimated at $656.3 million, which is being amortized on a straight line basis concurrent with the life of the Joint Venture relationships (10 years). The goodwill allocation changed to $658.5 million upon the closing of the acquisition on November 18, 1998.

The projects identified as in-process technology at Starwave are those that were underway at the time of the Starwave merger and will, after consummation of the Starwave merger, require additional effort to establish technological feasibility. These projects have identifiable technological risk factors which indicate that even though successful completion is expected, it is not assured. If an identified project is not successfully completed, there is no alternative future use for the project and the expected future income will not be realized.

The in-process technology acquired from Starwave in the transaction consists primarily of technology related to GO Network and to replacement and enhancement of Starwave's core technology. Development of GO Network started in July 1998, following the announcement of the Starwave merger. A preview version of GO Network was introduced in late 1998. The majority of the functionality planned for GO Network was not possible with Starwave's architecture and design at the time of Infoseek's acquisition of Starwave. As a result, Starwave has shifted a substantial portion of its development efforts toward redesigning its core technologies. These efforts have been undertaken to integrate the existing content and build a new infrastructure and new features. These will include the ability for an individual to tailor content (such as types of news, sports teams, etc.) to their own interests, and universal registration, which will track user preferences and personal profiles (such as name, address, billing information, etc.) across all the elements of GO Network. This should provide users with a better experience by enabling them to find what they want and, if desired, make purchases on-line from any site within GO Network without having to re-input personal information. Infoseek believes these are key features of GO Network, which will be composed of sites belonging to different entities including Infoseek, Disney, and the Joint Ventures. Infoseek estimates that costs incurred to complete the projects in-process as of the date of closing will be $7.5 million which will be spent prior to March 31, 1999. There can be no assurance that actual costs will not exceed these estimates.

The in-process technology was successfully developed, and the initial benefits from these projects began in the quarter ending January 2, 1999, with the introduction of the initial version of GO Network. The full functionality intended for the planned GO Network was not supported at introduction, requiring a gradual introduction of new features over the next several months or more following the initial launch. Notwithstanding Infoseek's expectation that the in-process technology will be successfully developed, there remain significant technical challenges which must be resolved in order to implement many of the intended features of GO Network and to complete the in-process technology. While Infoseek currently plans to launch GO Network in accordance with the schedule outlined above, Infoseek cannot assure you that the service

                            INFOSEEK CORPORATION
              NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                      FINANCIAL STATEMENTS-(Continued)


can be successfully developed and launched within such schedule. If the combined companies are unable to successfully develop, launch and promote GO Network in a timely manner, or if the combined companies incur excessive expenses in this connection or in an attempt to improve GO Network or promote and maintain their brands, the combined companies' businesses, financial condition and operating results will be seriously harmed.

2. Disney purchased 2,642,000 unregistered shares of common stock of Infoseek at a price of $26.50 per share, and a warrant to purchase 15,720,000 shares of common stock of Infoseek, subject to certain vesting restrictions on its exercisability, at certain prices and on certain conditions, in exchange for cash in the amount of $70.0 million and a note in principal amount of $139.0 million.

The shares subject to the warrant vest and become exercisable 33 1/3% at each of the first, second and third anniversaries of the closing. The exercise price for each share of common stock of Infoseek subject to the warrant is equal to
(i) 120% of the average closing sales price of Infoseek common stock (as quoted on Nasdaq or another national market) for the thirty trading days prior to the time such shares vest and become exercisable or (ii) if not traded on any market, the fair market value thereof as determined by unanimous determination of the Infoseek Board of Directors or if the Infoseek Directors cannot agree, through an appraisal mechanism, subject to a maximum, in each case, of $50.00 (subject to adjustment).

Disney delivered a promissory note in principal amount of $139.0 million payable to Infoseek. The promissory note bears interest on the principal amount outstanding at a rate of 6.5% per annum. The promissory note is repayable in twenty quarterly principal installments, beginning on the three month anniversary of the closing, of $6.9 million, with the final payment due on the five year anniversary of the closing. The promissory note, together with accrued and unpaid interest, may be repaid in whole or in part without premium or penalty at any time.

3. Under certain representation agreements by and among Infoseek, Starwave and the ESPN Joint Venture, and by and among Infoseek, Starwave and the ABCNews Joint Venture, each entered into in conjunction with the Starwave merger, Starwave is engaged by the Joint Ventures on an exclusive basis in the sale of advertising and other items as designated or approved by the Joint Ventures and to provide additional services, if any, as the Joint Ventures may request. Activities with respect to the sale of advertising on the Internet services and other related items includes the negotiation, execution, renewal, amendment, modification or termination of advertising and other related contracts. Starwave guarantees to the Joint Ventures a minimum quarterly payment equal to the number of projected page views, multiplied by 80%, multiplied by the minimum revenue rate. The minimum revenue rate is based on the average ad revenue rate per page view of the publicly traded internet companies involved in activities comparable to those of the Joint Ventures.

Starwave will recognize revenue on the sale of advertising and other related items of the Joint Ventures due to its obligations under the representation agreements. Starwave bears the risk of loss, if it fails to bill and collect amounts sufficient to cover its contractual guaranteed minimum Payments. The pro forma adjustment reflects (i) 100% of each of the Joint Ventures' revenues as Starwave made substantially all sales on behalf of the Joint Ventures for the year ended December 31, 1997 and the nine months ended September 30, 1998, as the Joint Ventures did not maintain a sales organization and (ii) the assumption that the representation agreements were entered

                            INFOSEEK CORPORATION
              NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                      FINANCIAL STATEMENTS-(Continued)



into January 1, 1997. The representation agreements are expected to have a continuing impact on Starwave, although the amount of revenue Starwave will recognize will vary in future periods.

Under the representation agreements, Starwave pays the Joint Ventures for the right to render services the greater of (i) the guaranteed minimum payment or
(ii) actual revenues billed to third parties for services, in each case less only Starwave's actual and reasonably allocated costs of providing the services and a profit margin of 5% of such costs. The obligations of Starwave to pay these representation rights fees are unconditional. Starwave is required to pay the Joint Ventures regardless of whether Starwave is able to collect the related outstanding receivables. The pro forma adjustment for the representation rights fee is the Joint Venture's revenues less allocated costs of 15% of revenue, plus a 5% profit margin on allocated costs. In addition, a pro forma adjustment has been made for additional costs Starwave would have incurred that were historically incurred by the Joint Ventures.

Each of the Joint Ventures is accounted for under the equity method due to neither Infoseek nor Starwave having a majority voting interest. The other partners to these Joint Ventures, subsidiaries of ESPN and ABC, are subsidiaries of Disney. A pro forma adjustment has been made to Starwave's allocated (60%) losses from the Joint Ventures. This pro forma adjustment was due to the Joint Ventures decreased revenues partially offset by decreased costs under the representation agreement.

4. The pro forma adjustment is to reclassify certain hosting, content and website costs of Starwave to sales and marketing expense to conform to Infoseek's presentation.

5. The pro forma adjustment to "Other Accrued Liabilities" reflects the accrual of acquisition costs arising from the Starwave merger, estimated to be approximately $22.0 million. The $22.0 million includes approximately $8.6 million for liabilities related to involuntary employee termination benefits (relocations) of Starwave employees and costs to exit other Starwave activities, primarily operating leases of Starwave.

6. The pro forma adjustment to "common stock" reflects the elimination of Starwave's Common Stock ($128.2 million) and the impact of the issuance of Infoseek Common Stock ($897.8 million) in connection with the Starwave merger, and the issuance of stock and warrants to Disney for cash and a note receivable ($70.0 million and $139.0 million, respectively).

7. The pro forma adjustment to "Accumulated Deficit" reflects the elimination of Starwave's accumulated deficit ($115.7 million) and the in-process technology charge ($72.6 million).

8. The pro forma adjustment is for the amortization of goodwill, developed technology, Infoseek's interest in the Joint Ventures and assembled workforce.

9. Goodwill has been increased and deferred tax liabilities have been recorded in the amount of $41.6 million to reflect the net tax effect of book/tax basis differences in the acquired intangibles, excluding goodwill and in-process research and development. Deferred tax assets have been realized based on the projected reversal of taxable temporary differences and have been netted against deferred tax liabilities for purposes of allocating the purchase price.

                             INFOSEEK CORPORATION
               NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       FINANCIAL STATEMENTS--(Continued)


10. Under a license agreement entered into by and between Disney and Infoseek, Disney has agreed to grant to Infoseek a worldwide license to exploit the trademarks and Web addresses associated with GO Network and Infoseek has agreed to pay Disney royalties. Royalties are calculated as one percent (1%) of Infoseek's revenues other than revenues derived from software sales and services. Royalties under the license agreement will not be earned nor paid until the end of any Infoseek fiscal year in which Infoseek has positive earnings before interest, taxes, and amortization ("EBITA") as defined and royalty payments in any year will not exceed 15% of EBITA in such year as defined. The Unaudited Pro Forma Combined Condensed Statements of Operations do not include a pro forma adjustment for royalties under the license agreement as Infoseek would not be EBITA positive on a pro forma basis. The components of the pro forma EBITA are shown below (in thousands):

                                                      Nine Months
                                                         Ended      Year Ended
                                                     September 30, December 31,
                                                         1998          1997
                                                     ------------- ------------
Net loss............................................. $    (129,758)$  (195,642)
Interest expense.....................................           619       2,782
Pro forma amortization of intangibles:
 Goodwill ...........................................        52,853      70,470
 Developed technology................................        14,341      19,121
 Assembled workforce.................................         5,857       7,809
 Joint Venture relationships.........................        13,388      17,850
                                                      ------------- -----------
EBITA................................................ $     (42,700)$   (77,610)
                                                      ============= ===========

11. Under a promotional services agreement, ABC has agreed to provide, and Infoseek has agreed to purchase $165.0 million in promotional services over a five-year period for GO Network. The Unaudited Pro Forma Combined Condensed Statements of Operations include an adjustment to reflect recognition of expense under this agreement, on a straight-line basis, for promotional services for GO Network.

12. The pro forma adjustment is to eliminate deferred compensation related to Starwave stock options.

                             INFOSEEK CORPORATION
               NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       FINANCIAL STATEMENTS--(Continued)


13. The Quando acquisition was accounted for using the purchase method of accounting. The purchase price was approximately $17.0 million, in shares of Infoseek's Common Stock. The unaudited pro forma combined condensed financial statements have been prepared on the basis of assumptions described herein and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Quando based upon actual fair value. Below is a table of the actual acquisition cost, purchase price allocation and annual amortization of the intangible assets acquired. The historical net book value of Quando and the goodwill presented are as of September 30, 1998 and changed to $(0.1) million and $9.1 million, respectively, upon the closing of the acquisition on January 15, 1999 (in thousands):

                                                                      Annual
                                                     Amortization  Amortization
                                                         Life     of Intangibles
                                                     ------------ --------------
Estimated Acquisition Cost
 Estimated purchase price.................  $17,000
 Acquisition expenses.....................    1,500
                                            -------
  Total estimated acquisition cost........  $18,500
                                            =======
Purchase Price Allocation
 Historical net book value of Quando at
  September 30, 1998......................  $  (725)
 Intangible assets acquired:
 Developed Technology.....................    8,342        2          $4,171
 Assembled Workforce......................      318        2             159
 In-Process Technology....................    4,339
 Goodwill.................................    9,690        2           4,845
 Deferred Tax Liability...................   (3,464)
                                            -------
  Total...................................  $18,500
                                            =======

Tangible assets of Quando that were acquired principally include cash and accounts receivable. Liabilities of Quando assumed in the Quando acquisition principally include accounts payable and short and long-term obligations.

To determine the value of the developed technology, the expected future cash flow attributed to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of technology. The analysis resulted in a valuation of approximately $8.3 million for developed technology which had reached technological feasibility and therefore was capitalizable. The developed technology is being amortized on a straight line basis over a two year period.

The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. The analysis yielded a valuation of approximately $0.3 million for the assembled workforce. The asset is being amortized on a straight line basis over a two year period.

The goodwill allocation as of September 30, 1998 is $9.7 million. Amortization of goodwill is based on amortization over two years due to the rapid pace of technological development of the Internet. The goodwill allocation changed to $9.1 million upon the closing of the acquisition on January 15, 1999.

The projects identified as in-process technology at Quando are those that will be underway at the time of the acquisition of Quando and would, after consummation of the acquisition, require

                            INFOSEEK CORPORATION
              NOTES TO UNAUDITED PRO FORMA COMBINED CONSENSED
                      FINANCIAL STATEMENTS--(Continued)


additional effort to establish technological feasibility. These projects have identifiable technological risk factors which indicate that even though successful completion is expected, it is not assured. The amount of in-process research and development charge was revised from $9.4 million in the original preliminary evaluation to $4.3 million primarily due to a decrease in the in-process research and development that Infoseek anticipates using in the future if successfully developed.

In-process technology acquired in the transaction consists primarily of major additions to and replacement of core technology, which is related to Infoseek's planned development of on-line shopping and other new features. The majority of the intended functionality of these new features is not supported by Quando's current technology. As a result, Quando has shifted substantially all of its new development efforts toward developing the necessary technology. Examples of the types of intended new capabilities include the ability to gather information from dynamically generated web pages and the development of technology to manage detailed attributes of items offered for sale on-line. Infoseek estimates that the completion of projects in-process as of the date of closing will cost approximately $1.5 million in fiscal 1999.

Infoseek expects that the in-process technology will be successfully developed, and that initial benefits from these projects will begin in the quarter ending April 3, 1999, with a gradual introduction of new features over approximately the nine months following the close. Notwithstanding Infoseek's expectation that the in-process technology will be successfully developed, there remain significant technical challenges that must be resolved in order to complete the in-process technology.

14. The pro forma adjustment to "Other Accrued Liabilities" reflects the accrual of acquisition costs arising from the Quando acquisition, estimated to be approximately $1.5 million.

15. The pro forma adjustment to "Convertible Preferred Stock" reflects the elimination of Quando's convertible preferred stock ($0.8 million).

16. The pro forma adjustment to "Common Stock" reflects the elimination of Quando's Common Stock ($0.2 million), and the impact of the issuance of Infoseek Common Stock ($17.0 million).

17. The pro forma adjustment to "Accumulated Deficit" reflects the elimination of Quando's accumulated deficit ($1.7 million) and the in-process technology charge ($4.3 million).

18. The pro forma adjustment is for the amortization of goodwill, developed technology and assembled workforce.

19. Goodwill has been increased and deferred tax liabilities have been recorded in the amount of $3.5 million to reflect the net tax effect of book/tax basis differences in the acquired intangibles, excluding goodwill and in-process research and development. Deferred tax assets have been realized based on the projected reversal of taxable temporary differences and have been netted against deferred tax liabilities for purposes of allocating the purchase price.

       (c) EXHIBITS

               2.1 Agreement and Plan of Reorganization, dated as of July 24, 1998, among Infoseek Corporation, a California corporation, Steelhead Acquisition Corp., an Oregon corporation, Quando, Inc., an Oregon corporation, David Billstrom and William Neuhauser, and with respect to
       Article VII only, Stanton R. Koch and U.S. Bank Trust, N.A. (the "Reorganization Agreement") (1)

               2.2 Amendment No. 1 to the Reorganization Agreement, dated December 7, 1998 (2)

               4.1 Specimen Stock Certificate of the Registrant (3)

               4.2 Preferred Shares Rights Agreement dated October 2, 1998 by and between the Registrant and BankBoston, N.A. (4)

              23.1 Consent of KPMG Peat Marwick LLP

               (1) Incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-4 (File No. 333-68561) declared effective January 13, 1999.

               (2) Incorporated by reference to Exhibit 2.2 to the Registrant's Registration Statement on Form S-4 (File No. 333-68561) declared effective January 13, 1999.

               (3) Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-4 (File No. 333-65635) declared effective October 14, 1998.

               (4) Incorporation by reference to the Registrant's Registration Statement on Form 8-A, filed with the Commission on November 17, 1998.

                                   SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                       INFOSEEK CORPORATION


Date:  February 11, 1999         By: /s/ Leslie E. Wright
                                    ________________________________
                                      Leslie E. Wright
                                      Senior Vice President, Chief
                                      Administrative Officer and Chief Financial
                                      Officer